EXHIBIT 99.1

800 Prime Place, Hauppauge, NY 11788 Phone: 631.231.4600 Fax: 631.231.3075 www.medical-action.com

CONTACT:	Richard G. Satin – Vice President - General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD

REVENUES AND RECORD EARNINGS FOR THE

FISCAL YEAR ENDED MARCH 31, 2008

Increased Costs Continued to Impact Quarterly Results

Thirteenth Consecutive Year of Record Revenue and

Eleventh Consecutive Year of Record Net Income

HAUPPAUGE, N.Y., May 30, 2008 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported record revenue and earnings for the fiscal year ended March 31, 2008.

Net sales for the twelve months ended March 31, 2008 reached a record $290,528,000, an increase of $73,200,000 or 34%, over the $217,328,000 in net sales reported for the twelve months ended March 31, 2007. Net income for the period was a record $13,225,000 or $.83 per basic share ($.81 per diluted share), an increase of $256,000 or 2%, as compared with $12,969,000 or $.82 per basic share ($.80 per diluted share), reported for the comparable twelve months in fiscal 2007. All per share amounts reflect the 3-for-2 stock split in the form of a stock dividend that was distributed on February 9, 2007. This marks the thirteenth consecutive year of record revenue and eleventh consecutive year of record net income.

Net sales for the three months ended March 31, 2008 totaled $72,099,000, an increase of $2,694,000 or 4%, over the $69,405,000 in net sales reported for the three months ended March 31, 2007. Net income for the three months ended March 31, 2008 was $2,797,000 or $.18 per basic share ($.17 per diluted share), a decrease of $430,000 or 13%, compared with $3,227,000 or $.20 per basic share ($.19 per diluted share), reported for the comparable three months in fiscal 2007. All per share amounts reflect the 3-for-2 stock split in the form of a stock dividend that was distributed on February 9, 2007.

“This past year was, without question, one of the most challenging we have faced in more than a decade. Although our operating results did not meet our expectations, we are pleased to have achieved record revenue and record earnings for the fiscal year ended March 31, 2008, given the pressure on gross margins from increased costs of goods sold. In particular, we faced manufacturing inefficiencies, increased resin costs and increased costs of certain products sourced from China. These costs amounted to approximately $4,150,000 and $10,400,000 for the three and twelve months ended March 31, 2008, respectively. The major causes of the manufacturing inefficiencies, which amounted to $1,100,000 and $3,700,000 for the three and twelve months ended March 31, 2008, respectively, were equipment productivity issues in our Tennessee plant and other inefficiencies associated with the Medegen consolidation of manufacturing facilities. We anticipate that these inefficiencies will continue for most of fiscal 2009. The increased resin costs amounted to approximately $2,300,000 and $3,700,000 for the three and twelve months ended March 31, 2008, respectively. In addition, the cost increases in products sourced from China amounted to approximately $750,000 and $3,000,000 for the three and twelve months ended March 31, 2008, respectively. We continue to work diligently on eliminating these inefficiencies, which will provide opportunities for us in the future,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on May 30, 2008. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #47522734. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on May 30, 2008.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action is a leading manufacturer and distributor of many of its products in the markets it competes in. The Company’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. Medical Action has preferred vendor agreements with national and regional distributors, as well as sole and multi source agreements with group purchasing organizations. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07
	(Unaudited)
Statements of Operations:
Net sales	$72,099	$69,405	$290,528	$217,328
Cost of sales	57,934	52,967	226,076	163,956

Gross profit	14,165	16,438	64,452	53,372

Selling, general and administrative expenses	8,972	10,123	39,672	30,723
Interest expense, net	616	1,026	3,328	1,521

Income before income taxes	4,577	5,289	21,452	21,128
Income tax expense	1,780	2,061	8,227	8,159

Net income	$2,797	$3,228	$13,225	$12,969

Net income per share basic:	.18	.20	.83	.82
Net income per share diluted:	.17	.19	.81	.80

Balance Sheets as of March 31, 2008 and

March 31, 2007 (dollars in thousands)

	March 31, 2008	March 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$2,104	$827
Receivables, net	24,038	20,653
Inventories, net	33,493	34,350
Prepaid expenses and other current assets	4,618	2,723

Total Current Assets	64,253	58,553
Property and equipment, net	33,681	32,553
Goodwill	80,699	79,911
Trademarks	1,266	1,266
Other intangible assets, net	16,159	17,665
Other assets	2,978	2,722

Total Assets	$199,036	$192,670

Liabilities and Shareholders’ Equity
Accounts payable	14,112	16,523
Accrued expenses, payroll, payroll taxes and income taxes	11,519	10,858
Deferred income taxes	9,720	6,270
Total debt	47,906	60,656
Shareholders’ equity	115,779	98,363

Total Liabilities and Shareholders’ Equity	$199,036	$192,670

Key Financial Statistics
Current ratio	1.6	1.4
Debt to equity ratio	.41	.62
Book value per share	$7.23	$6.22

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